Exhibit 99

PRESS RELEASE

For Release:	July 26, 2013
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS STRONG SECOND QUARTER 2013 RESULTS

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”), today announced second quarter 2013 income of $1.197 million or $.22 per share compared to net income available to common shareholders of $4.142 million, or $.97 per share for the second quarter of 2012. The 2012 second quarter results included a $3 million valuation adjustment to deferred tax assets, which equated to $.70 per share.

Weighted average shares totaled 5,557,842 shares for the six month period in 2013 and 5,556,133 shares in the 2013 second quarter compared to 3,419,736 shares for both periods in 2012. The increase in outstanding shares for 2013 reflects the issuance of 2.138 million shares of common stock in August of 2012. Quarterly and six month per share earnings for 2012 have been adjusted for the common stock issuance.

Operating results for the first six months of 2013 totaled $1.873 million or $.34 per share compared to $1.639 million or $.39 per share, excluding the $3.0 million deferred tax valuation adjustment, for the same period in 2012.  The Corporation’s subsidiary, mBank, recorded net income of $2.539 million for the first six months of this year compared to $2.248 million, excluding the deferred tax valuation adjustment, for the same period in 2012.

Total assets of the Corporation at June 30, 2013 were $553.501 million, up 5.56 % from the $524.366 million reported at June 30, 2012 and up 1.38% from the $545.980 million of total assets at year-end 2012. The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 11.01% and 10.15% at the Bank.

Key highlights for the first six months of 2013 results include:

•                  Improved credit quality with a Texas Ratio of 9.02% compared to 13.59% one year ago, with nonperforming loans of $3.983 million, a $1.392 million reduction from a year earlier.

•                  Reduced credit related charges in 2013 at $.410 million compared to $.403 million in the 2012 six month period.

•                  Relative stability in net interest margin at 4.17% compared to 4.23% for the first six months of 2012.

•                  Six month Secondary mortgage loan income of $.578 million, compared to $.524 million in the same period of 2012.

•                  We continued to have success in SBA/USDA lending with gains on the sale of these loans of $.663 million in the first half of 2013, compared to $.620 million in the first half of 2012.  mBank was awarded, for the second time in three years, the 2012 state wide Community Lender of the Year by the Small Business Administration’s Michigan office.

•                  Redemption, at par, of $7.0 million of the Corporation’s $11.0 million Series A preferred stock.

Loans and Nonperforming Assets

Total loans at June 30, 2013 were $455.555 million, an 8.61% increase from the $419.453 million at June 30, 2012 and up $6.378 million from year-end 2012 total loans of $449.177 million. In addition to the aforementioned balance sheet totals, the company services $120 million of sold mortgage loans, up from $66 million at June 30, 2012.  We also service another $50 million of sold SBA and USDA loans. Total loans under management now reside at $626 million.

The Corporation had total new loan production of $80 million in the first six months of this year.  Comprising the total production were $30 million in commercial loans, and $50 million in retail, $46 million of which were mortgages.  The Upper Peninsula continues to drive a large majority of the new originations, totaling $55 million, with Southeast Michigan production of $6 million, and the Northern Lower Peninsula with $19 million.

Commenting on new loan production, Kelly W. George, President and Chief Executive Officer of mBank stated, “We are seeing good loan opportunities in all of our markets but both the Northern Lower Peninsula and Southeast Michigan from a commercial lending growth standpoint have been stunted somewhat due to increased competition for loans and many more lenders have turned to offense with rates and terms we were not comfortable entertaining.  We also remain cautious, but encouraged that our mortgage lending activity continues to perform well through the volatility of rates lately with a good mix of home purchases and refinances as this is an area we are keeping a close management eye on as we move throughout the rest of the year. Our commercial pipeline remains good throughout all our regions heading into the second half of the year for both traditional and SBA/USDA guaranteed loans as well. As a community bank operating in many different markets within the state, we understand that these types of government guaranteed loans allow small companies to compete and procure the capital needed to expand, leading to increased opportunities for new jobs. Our company believes strongly in reinvesting in the communities that we live and work in and we are honored to be recognized for our commitment and for the second time in three years, be awarded the SBA Community Lender of the Year Award for the state of Michigan.”

Nonperforming loans totaled $3.983 million, .87% of total loans at June 30, 2013 compared to $5.375 million, or 1.28% of total loans at June 30, 2012 and down $.704 million from December 31, 2012.  Nonperforming assets were reduced by $2.429 million from a year ago and stood at 1.17% of total assets.  Total loan delinquencies resided at .45% or $2.038 million, almost solely made up of non-accrual commercial loans.  George, commenting on overall credit quality, “We remain pleased with the overall credit  performance metrics  of our loan portfolio from both a micro perspective as noted above, as well as from a macro perspective with all industry segments performing satisfactory with a good diversification of loan types being originated. Our performance metrics have continued to improve for the last several years and our current level of nonperforming assets are manageable with associated costs much more in line with a normal business climate as Michigan continues to recover. We will remain diligent in our timely monitoring on any problem loans that arise and will stay true to our core underwriting principles and will not stretch credit quality even with more banks’ lending and competition fierce for new loans to augment balance sheet growth”.

Margin Analysis

Net interest income in the first six months of 2013 increased to $10.425 million, or 4.17%, compared to $9.782 million, or 4.23%, in the same period in 2012.  The increase in net interest income is due primarily to increased levels of earning assets.  George, commenting on margin items stated, “We expect some margin pressure in future periods as borrowers continue to seek longer term fixed rate alternatives and the overall competition for new loans in all markets increasing with very few other good investment alternatives available given the prolonged low interest rate cycle. We have used some extended term wholesale funding sources given the inability to get market clients to move into these longer terms liabilities to match fund as best we can to help mitigate longer term interest rate risk should rates move forward more quickly than market indicators could foresee. We also continue to offer very competitive variable rate loans with interest rate floors to protect the margin in the near term, and balance the overall duration of interest rate risk in the portfolio.”

Deposits

Total deposits of $447.907 million at June 30, 2013 increased 5.30% from deposits of $425.381 million on June 30, 2012.  Total deposits on June 30, 2013 were up $13.350 million from year-end 2012 deposits of $434.557 million.  The overall increase in deposits for the six months of 2013 is comprised of an increase in noncore deposits of $27.911 million and a decrease in core deposits of $14.561 million. George, commenting on core deposits, stated, “In 2013 we have experienced some declines in core deposits which is primarily due to our reduced rates on transactional accounts and certificates to maximize our net interest margin where we have seen a small exit from primarily rate only driven clients which we remain cognizant of as we move into the second half of the year. We have also experienced some withdrawals by several of our larger commercial accounts as they have utilized their liquidity for business expansion opportunities and general debt pay downs given their limited investment options. We have supplemented our deposit growth with very manageable levels of noncore deposits to manage interest rate risk in this prolonged low interest rate cycle, along with the need to align our funding costs with rates and maturities on loans as noted previously.”

Noninterest Income/Expense

Noninterest income, at $2.009 million in the first six months of 2013, increased $.098 million from the same period in 2012 of $1.911 million with the largest drivers of this income coming from the secondary market mortgage activities and gains from SBA/USDA loan sales. Income from secondary mortgage activities totaled $.578 million in 2013 compared to $.524 million in 2012.  SBA/USDA loan sale gains were behind 2013 with year to date gains of $.663 million compared to 2012 gains of $.620 million. Noninterest expense, at $8.834 million in the first six months of 2013, increased $.793 million, or 9.86% from the same period in 2012 given the growth of the company’s operating platform and the need to keep pace both from a personnel, and infrastructure standpoint, with the changing internal risk profile of the company and external banking regulatory environment. Our overall non-interest expense base remains at, or below peer levels.

Capital

Total shareholders’ equity at June 30, 2013 was $66.520 million, compared to $60.352 million on June 30, 2012, an increase of $6.168 million, or 10.22%.  Common shareholders’ equity was $62.520 million, or $11.26 per share at June 30, 2013 compared to $49.352 million, or $14.43 per share at June 30, 2012 and $61.448 million, or $11.05 per share on December 31, 2012.

Paul D. Tobias, Chairman and Chief Executive Officer, concluded, “We are pleased with our overall financial performance thus far in 2013. The Michigan economy is much improved but it has yet to translate into robust loan demand in all of our markets.  The improving health of the banking community has led to aggressive pricing and loan structures.  We have a very good team of bankers who are finding opportunities for us in these competitive markets.  We are working hard to find the right relationships but have the discipline to pass on commercial loans when either pricing or credit structure fail to meet our standards.

Looking forward, we believe that as the economy continues to improve opportunities for franchise expansion will present themselves. With our strong capital base and improving core earnings generation, coupled with our stable and experienced management team, we stand ready to create shareholder value through either organic growth or acquisition.  We retired $7 million of our preferred stock with capital from our recent offering but remain well capitalized and are aggressively looking for opportunities to deploy our capital for growth in earnings and shareholder value.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $550 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2013	2012	2012
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$553,501	$545,980	$524,366
Loans	455,555	449,177	419,453
Investment securities	47,307	43,799	39,054
Deposits	447,907	434,557	425,381
Borrowings	35,925	35,925	35,997
Common Shareholders’ Equity	62,520	61,448	49,352
Shareholders’ equity	66,520	72,448	60,352

Selected Statements of Income Data (six months and year ended):
Net interest income	$10,425	$19,824	$9,782
Income before taxes and preferred dividend	3,125	6,165	3,007
Net income	1,873	6,458	4,639
Income per common share - Basic*	.34	1.51	1.09
Income per common share - Diluted*	.34	1.51	1.05
Weighted average shares outstanding	5,557,842	4,285,043	3,419,736
Weighted average shares outstanding- Diluted	5,557,842	4,285,043	3,532,640

Three Months Ended:
Net interest income	$5,269	$5,112	$5,019
Income before taxes and preferred dividend	1,897	1,596	1,967
Net income	1,197	922	4,141
Income per common share - Basic	.22	.21	.97
Income per common share - Diluted*	.22	.21	.94
Weighted average shares outstanding*	5,556,133	5,559,859	3,419,736
Weighted average shares outstanding- Diluted	5,556,133	5,559,859	3,539,908

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.17%	4.17%	4.23%
Efficiency ratio	70.22	67.95	66.98
Return on average assets	.69	1.23	1.84
Return on average common equity	6.13	12.43	20.87
Return on average equity	5.41	10.26	16.76

Average total assets	$544,887	$526,740	$507,546
Average common shareholders’ equity	61,590	51,978	44,706
Average total shareholders’ equity	69,847	62,939	55,666
Average loans to average deposits ratio	104.26%	99.45%	100.12%

Common Share Data at end of period:
Market price per common share	$8.88	$7.09	$5.99
Book value per common share	$11.26	$11.05	$14.43
Common shares outstanding	5,554,459	5,559,859	3,419,736

Other Data at end of period:
Allowance for loan losses	$5,177	$5,218	$5,083
Non-performing assets	$6,464	$7,899	$8,893
Allowance for loan losses to total loans	1.14%	1.16%	1.21%
Non-performing assets to total assets	1.17%	1.45%	1.70%
Texas ratio	9.02%	10.17%	13.59%

Number of:
Branch locations	11	11	11
FTE Employees	128	121	120

*Earnings per share data for 2012 restated for common stock issuance

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2013	2012	2012
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$26,216	$26,958	$33,248
Federal funds sold	3	3	—
Cash and cash equivalents	26,219	26,961	33,248

Interest-bearing deposits in other financial institutions	10	10	10
Securities available for sale	47,307	43,799	39,054
Federal Home Loan Bank stock	3,060	3,060	3,060

Loans:
Commercial	343,561	342,841	319,398
Mortgage	98,559	95,413	90,260
Consumer	13,435	10,923	9,795
Total Loans	455,555	449,177	419,453
Allowance for loan losses	(5,177)	(5,218)	(5,083)
Net loans	450,378	443,959	414,370

Premises and equipment	10,536	10,633	10,134
Other real estate held for sale	2,481	3,212	3,518
Deferred Tax Asset	8,367	9,131	10,271
Other assets	5,143	5,215	10,701

TOTAL ASSETS	$553,501	$545,980	$524,366

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$64,736	$67,652	$59,872
NOW, money market, interest checking	146,203	155,465	143,795
Savings	12,229	13,829	14,248
CDs<$100,000	134,767	135,550	140,018
CDs>$100,000	25,091	24,355	25,975
Brokered	64,881	37,706	41,473
Total deposits	447,907	434,557	425,381

Borrowings	35,925	35,925	35,997
Other liabilities	3,149	3,050	2,636
Total liabilities	486,981	473,532	464,014

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized - 500,000 shares	4,000	11,000	11,000
Issued and outstanding - 4,000, 11,000 and 11,000 respectively
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 5,554,459, 5,559,859 and 3,419,736 respectively	53,934	53,797	43,525
Retained earnings	8,156	6,727	5,131
Accumulated other comprehensive income	430	924	696

Total shareholders’ equity	66,520	72,448	60,352

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$553,501	$545,980	$524,366

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$6,014	$5,873	$11,903	$11,453
Tax-exempt	28	30	55	62
Interest on securities:
Taxable	241	238	481	502
Tax-exempt	6	7	13	14
Other interest income	32	30	63	55
Total interest income	6,321	6,178	12,515	12,086

INTEREST EXPENSE:
Deposits	886	992	1,763	1,975
Borrowings	166	167	327	329
Total interest expense	1,052	1,159	2,090	2,304

Net interest income	5,269	5,019	10,425	9,782
Provision for loan losses	100	150	475	645
Net interest income after provision for loan losses	5,169	4,869	9,950	9,137

OTHER INCOME:
Deposit service fees	175	189	337	383
Income from secondary market loans sold	279	226	578	524
SBA/USDA loan sale gains	554	620	663	620
Mortgage servicing income	182	115	285	200
Other	61	155	146	184
Total other income	1,251	1,305	2,009	1,911

OTHER EXPENSE:
Salaries and employee benefits	2,375	2,003	4,681	3,978
Occupancy	363	335	745	680
Furniture and equipment	255	219	525	447
Data processing	268	258	533	486
Professional service fees	320	310	545	490
Loan and deposit	45	338	118	479
Writedowns and losses on other real estate held for sale	87	174	89	185
FDIC insurance assessment	95	159	200	318
Telephone	63	57	145	112
Advertising	111	98	215	196
Other	541	256	1,038	670
Total other expenses	4,523	4,207	8,834	8,041

Income before provision for income taxes	1,897	1,967	3,125	3,007
Provision for (benefit of) income taxes	637	(2,335)	1,052	(1,986)

NET INCOME	1,260	4,302	2,073	4,993

Preferred dividend and accretion of discount	63	161	200	354

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,197	$4,141	$1,873	$4,639

INCOME PER COMMON SHARE*:
Basic	$.22	$.97	$.34	$1.09
Diluted	$.22	$.94	$.34	$1.05

*Earnings per share data for 2012 restated for common stock issuance

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	June 30,	December 31,	June 30,
	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$95,510	$95,151	$83,539
Hospitality and tourism	42,833	40,787	36,557
Lessors of residential buildings	13,377	12,672	13,358
Insurance agencies and brokerages	10,205	12,128	10,490
Gasoline stations and convenience stores	11,038	11,393	11,783
Other	154,545	153,481	140,878
Total Commercial Loans	327,508	325,612	296,605

1-4 family residential real estate	94,254	87,948	84,665
Consumer	13,435	10,923	9,795
Construction
Commercial	16,053	17,229	22,793
Consumer	4,305	7,465	5,595

Total Loans	$455,555	$449,177	$419,453

Credit Quality (at end of period):

	June 30,	December 31,	June 30,
	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$3,983	$4,687	$5,375
Loans past due 90 days or more	—	—	—
Restructured loans	—	—	—
Total nonperforming loans	3,983	4,687	5,375
Other real estate owned	2,481	3,212	3,518
Total nonperforming assets	$6,464	$7,899	$8,893
Nonperforming loans as a % of loans	.87%	1.04%	1.28%
Nonperforming assets as a % of assets	1.17%	1.45%	1.70%
Reserve for Loan Losses:
At period end	$5,177	$5,218	$5,083
As a % of average loans	1.14%	1.24%	1.23%
As a % of nonperforming loans	129.98%	111.33%	94.57%
As a % of nonaccrual loans	129.98%	111.33%	94.57%
Texas Ratio	9.02%	10.17%	13.59%

Charge-off Information (year to date):
Average loans	$453,023	$422,440	$413,467
Net charge-offs	$516	$978	$813
Charge-offs as a % of average loans	.23%	.23%	.40%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
BALANCE SHEET (Dollars in thousands)

Total loans	$455,555	$454,051	$449,177	$433,958	$419,453
Allowance for loan losses	(5,177)	(5,037)	(5,218)	(5,186)	(5,083)
Total loans, net	450,378	449,014	443,959	428,772	414,370
Total assets	553,501	541,896	545,980	551,117	524,366
Core deposits	357,935	362,911	372,496	372,500	357,933
Noncore deposits (1)	89,972	62,325	62,061	66,863	67,448
Total deposits	447,907	425,236	434,557	439,363	425,381
Total borrowings	35,925	40,925	35,925	35,925	35,997
Common shareholders’ equity	62,520	62,039	61,448	61,945	49,352
Total shareholders’ equity	66,520	73,039	72,448	72,945	60,352
Total shares outstanding	5,554,459	5,557,859	5,559,859	5,559,859	3,419,736
Weighted average shares outstanding	5,556,133	5,559,859	5,559,859	4,722,029	3,419,736

AVERAGE BALANCES (Dollars in thousands)

Assets	$548,455	$541,279	$545,661	$545,788	$511,681
Loans	456,937	449,065	438,168	424,461	422,887
Deposits	439,780	429,174	433,573	439,327	416,657
Common Equity	62,483	61,238	61,936	56,327	44,927
Equity	67,483	72,238	72,936	67,327	55,915

INCOME STATEMENT (Dollars in thousands)

Net interest income	$5,269	$5,156	$5,112	$4,930	$5,019
Provision for loan losses	100	375	150	150	150
Net interest income after provision	5,169	4,781	4,962	4,780	4,869
Total noninterest income	1,251	758	983	1,149	1,305
Total noninterest expense	4,523	4,311	4,349	4,367	4,207
Income before taxes	1,897	1,228	1,596	1,562	1,967
Provision for income taxes	637	415	536	528	(2,335)
Net income	1,260	813	1,060	1,034	4,302
Preferred dividend expense	63	137	138	137	161
Net income available to common shareholders	$1,197	$676	$922	$897	$4,141

PER SHARE DATA

Earnings	$.22	$.12	$.21	$.21	$.97
Book value per common share	11.26	11.16	11.05	11.14	14.43
Market value, closing price	8.88	9.21	7.09	7.60	5.99

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.87%	.84%	1.07%	1.23%	1.28%
Nonperforming assets/total assets	1.17	1.41	1.47	1.61	1.70
Allowance for loan losses/total loans	1.14	1.11	1.16	1.20	1.21
Allowance for loan losses/nonperforming loans	129.98	131.41	111.33	96.99	94.57
Texas ratio (2)	9.02	9.81	10.17	11.26	13.59

PROFITABILITY RATIOS

Return on average assets	.88%	.51%	.67%	.65%	3.21%
Return on average common equity	7.69	4.47	5.93	6.33	36.57
Return on average equity	7.12	3.79	5.03	5.29	29.39
Net interest margin	4.16	4.18	4.11	4.10	4.30
Efficiency ratio	68.02	72.65	70.52	67.29	63.61
Average loans/average deposits	103.90	104.63	99.45	96.62	101.50

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	11.01%	12.23%	11.98%	10.16%	9.95%
Tier 1 capital to risk weighted assets	12.74	13.98	13.81	12.87	11.55
Total capital to risk weighted assets	13.85	15.06	14.93	14.12	12.80
Average equity/average assets	12.30	13.16	13.37	10.93	11.01
Tangible equity/tangible assets	12.02	13.48	13.27	13.24	11.51

(1)  Noncore deposits includes Internet CDs, brokered deposits and CDs greater than $100,000

(2) Texas ratio equals nonperforming assets divided by shareholders’ equity plus allowance for loan losses